Exhibit 10.3

NORTH AMERICA AND UNITED KINGDOM
PARTNERS’ OPERATING AGREEMENT

     THIS NORTH AMERICA AND UNITED KINGDOM PARTNERS’ OPERATING AGREEMENT (this “Agreement”) is entered into as of the 13th day of November 2003, among DIAMONDCLUSTER INTERNATIONAL, INC., a Delaware corporation (the “Company”) and those individuals designated by the Company or any “Affiliate” as a Partner affiliated with the operations in North America and the United Kingdom (“NA/UK Operations”) said individuals and all other persons who may hereafter be designated by the Company or any Affiliate as “Partners” pursuant to the provisions hereof, are referred to herein collectively as the “Partners” and individually as a “Partner.” For purposes of this Agreement, the term “Affiliate” shall mean any affiliate, subsidiary, or parent of, or any other entity controlling, controlled by, or under common control of, the Company.

WITNESSETH:

     WHEREAS, the parties to this Agreement entered into that certain Partners’ Operating Agreement dated as of March 22, 1994, as amended by: (i) a certain First Amendment to Diamond Technology Partners, Inc. Partners’ Operating Agreement dated June 24, 1994; (ii) a certain Second Amendment to Diamond Technology Partners, Inc. Partners’ Operating Agreement dated as of November 30, 1994; and (iii) a certain Third Amendment to Diamond Technology Partners, Inc. Partners’ Operating Agreement dated as of April 27, 1995, whereby the parties established a set of procedures relating to the utilization of the combined voting power of the Partners’ shares of stock of the Company, including internal governance and compensation provisions to be realized through the strength of said combined voting power and whereby the parties granted a proxy to the person holding the position of Chairman of the Board and Chief Executive Officer of the Company and provided for the selection of any successors to such Chief Executive Officer (“CEO”); (iv) a certain fourth amendment and restatement of the Partners’ Operating Agreement dated as of November 16, 2001 (collectively, the “Prior Partners’ Operating Agreement”); and

     WHEREAS, the Board of Directors of the Company, having completed a detailed review of the Company’s system of internal corporate governance in light of the Sarbanes-Oxley Act and the corporate governance standards being adopted for listed companies, has concluded that the Prior Partners’ Operating Agreement needs to be superceded by this Agreement to assure continued independence of the Board and to more closely align with best practices for publicly-traded companies;

     WHEREAS, the parties wish to enter into this Agreement to incorporate the corporate governance changes recommended by the Board and to reflect a new geographic and strategic business unit (“SBU”) structure.

     NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SUCCESSOR CEO

1.1. Selection of Successor.

     Upon any CEO of the Company ceasing to hold the office of CEO, his or her successor shall be selected by the Board of Directors, upon recommendation of the Nominating & Governance Committee of the Board. The Nominating & Governance Committee may seek input from the CEO Nominating Commission (as constituted pursuant to Section 1.2 below) in identifying potential CEO candidates.

1.2 Establishment of CEO Nominating Commission.

     In the event the Nominating & Governance Committee elects to seek input from the Partners and any other partners affiliated with any other SBU of the Company, such partners (collectively referred to herein as the “Global Partners”), shall, as expeditiously as possible after receiving notice thereof from such Committee, elect a five partner commission known as the CEO Nominating Commission by means of the following procedures:

     (a) The Executive Committee (as constituted pursuant to Section 2.1 hereof) shall slate ten Global Partners as candidates for election to the CEO Nominating Commission. Neither the current CEO nor any other member of the Executive Committee shall be slated as a candidate for the Commission. The five Global Partners receiving the highest number of votes shall be deemed elected to the Commission. Once elected, the members of the Commission shall designate a member to act as its Chairman.

     (b) The CEO Nominating Commission shall gather input from the remaining Global Partners as to potential candidates for a successor CEO and shall act as a liaison between the Nominating & Governance Committee and the Global Partners. The Commission shall consult with the Nominating & Governance Committee upon request and provide input on the relative strengths and weaknesses of the proposed CEO candidates.

     (c) Upon consideration of input from the CEO Nominating Commission, if any is requested, and such other factors as it shall deem appropriate, the Nominating & Governance Committee shall recommend a candidate as successor CEO to the entire Board, who, upon receiving the affirmative vote of a majority of the Board, shall become the successor CEO.

1.3. Removal of CEO.

     Notwithstanding the foregoing, the then current CEO shall be subject to removal by the Board of Directors from said position at any time. In addition, the Board of Directors shall consider the removal of, but shall not be obligated to remove, the then current CEO upon the recommendation of each of the following: (i) the Management Compensation Committee (as constituted pursuant to Section 2.2 hereof), by a unanimous vote of its members, (ii) the

Nominating & Governance Committee, by a two-thirds (2/3) vote of its members, and (iii) eighty percent (80%) of the Partners.

ARTICLE II

COMMITTEE STRUCTURE; ELECTION AND REMOVAL OF PARTNERS

2.1. Executive Committee

     There shall be an Executive Committee, consisting of the CEO and such Global Partners as the CEO shall appoint from time to time (each of whom shall be appointed for an indefinite term and who may be removed from such position at any time by the CEO). The Executive Committee is a committee of the Global Partners and may take any action within its authority for the Company and any of its Affiliates.

2.2 Management Committee

     There shall be a Management Committee (“Management Committee”), consisting of Partners appointed by the CEO (each of whom shall be appointed for an indefinite term and who may be removed from such position at any time by the CEO). The Management Committee is a committee of the Partners and may take any action within its authority for the Company and any of the Affiliates as it relates to the NA/UK Operations.

2.3 Management Compensation Committee

     There shall be a Management Compensation Committee, consisting of three Partners, unless the CEO shall determine that a greater or lesser number is appropriate. The members of the Committee shall be elected by the Partners to serve staggered terms of three years each, with one member elected each year (except for the three initial members of the committee, who shall be elected for terms of one, two, and three years, respectively, with the Partner receiving the most votes deemed elected to the longest term). The Management Committee shall slate three nominees each year, and the Partner receiving the highest number of votes shall be deemed elected to the committee (except with respect to the initial members of the committee for whom the Management Committee shall slate six nominees from which three shall be elected by the Partners as indicated above). Except with respect to the selection of the initial members of the committee, no member may serve consecutive terms. Neither the CEO nor any Executive Committee or Management Committee member is eligible to serve on the Committee. In the case of tie votes, death of a Partner, the inability of a Partner to continue to serve, or a Partner’s resignation from a committee or the Company, the CEO shall break the tie or specify the replacement for such Partner. No Partner may serve simultaneously on both the Management Compensation Committee and the Nominating Committee.

2.4 Nominating Committee

     There shall be a nominating committee (“Nominating Committee”), consisting of three Partners. The members of the Committee will serve staggered terms of three years each, with one member elected by the Partners each year (except for the three initial members of the committee, who shall be elected for terms of one, two, and three years, respectively, with the Partner receiving the most votes deemed elected to the longest term). The Management Committee shall annually slate three candidates for the Nominating Committee from which the Partners shall elect one candidate to replace the member whose term has expired (except with respect to the initial members of the Committee for whom the Management Committee shall slate six nominees from which the Partners shall elect three as indicated above). In the event of a vacancy on the Nominating Committee, the CEO shall specify the replacement for such Partner.

2.5 Duties of the Executive Committee

     The Executive Committee shall meet regularly as determined by the CEO. The duties of the Executive Committee include, but are not limited to, the following: managing the strategic direction and operations of the Company and its Affiliates, including, but not limited to: recommending to the Board of Directors the Company’s annual operating plan; reviewing and approving of all budgets and forecasts for each SBU; appointing all members and the chairman of any management committee of an SBU; slating candidates for the CEO Commission; approving the election and removal of any Partner; and approving all compensation proposed by any SBU.

2.6 Duties of the Management Committee

     The Management Committee shall meet regularly as determined by the CEO. The duties of the Management Committee include, but are not limited to: ensuring the effective and efficient operation of the NA/UK Operations regarding such matters as growth, clients, staffing and pipeline; slating Partners for the Management Compensation Committee and the Nominating Committee; overseeing training and recruiting for NA/UK Operations; and developing and recommending to the Executive Committee’s the annual operating plan with respect to NA/UK Operations.

2.7 Duties of the Nominating Committee

     The Nominating Committee’s responsibilities are to screen thoroughly all internal Partner candidates for the NA/UK Operations and to present those internal candidates it deems appropriate to the Partners for a vote of admittance in accordance with Section 2.9 (a) below. The Nominating Committee shall work within the guidelines developed with the Management Committee and approved by the Executive Committee regarding the need for and limitations on the number of new Partners.

2.8 Duties of the Management Compensation Committee

     The functions of the Management Compensation Committee, and related functions of the other committees, are set forth in Article III.

2.9 Partner Elections

     (a) An internal Partner candidate shall be admitted when he or she has the endorsement of the Nominating Committee and the affirmative vote of (i) all the members of the Executive Committee and the Management Committee, and (ii) eighty percent (80%) of the Partners.

     (b) An external Partner candidate shall be admitted when he or she has the affirmative vote of eighty percent (80%) of the Management Committee and approval by the Executive Committee.

     (c) Once admitted in accordance with the foregoing procedures, all new internal and external Partners shall be submitted for election by the Board of Directors as an officer of the Company or an Affiliate employing such Partner, as the case may be.

2.10 Removal of Partners

     Any Partner may be removed from his or her position as a Partner and have his or her employment relationship with the Company and/or an Affiliate terminated, at any time and without any reason or cause or the need to assert or demonstrate any reason or cause, if such removal shall be approved by the affirmative vote of at least a majority of the members of the Management Compensation Committee, eighty percent (80%) of the Management Committee and all of the members of the Executive Committee (in each case, other than such Partner, if a member).

ARTICLE III

ANNUAL COMPENSATION PLAN

3.1. Aggregate Compensation

     The Board of Directors shall be the final arbiters of any compensation determined in accordance with the procedures outlined herein and in Exhibit A. During the last quarter of each fiscal year, the Executive Committee, with the advice of the Management Committee, in conjunction with recommending an annual operating plan to the Board of Directors, shall commence deliberations and determine recommendations concerning the aggregate amount of bonuses (if any) and the aggregate value of equity (if any) to be granted to all employees, based on their performance during said fiscal year, and the aggregate amount of base compensation to be payable to such employees for the coming fiscal year. These recommendations shall then be submitted to the Board of Directors for review and approval as part of the Company’s preliminary fiscal year plan.

3.2 Executive Committee and Management Committee Members’ Compensation

     During the last quarter of each fiscal year, the CEO shall prepare recommendations concerning the individual compensation (base, bonus and equity, if any) of the members of the Executive Committee and the Management Committee based on their individual and the Company’s performance during said fiscal year, for review and approval by the Board of Directors of the Company as described in Section 3.3 below.

3.3. Board of Directors’ Approval

     The Board of Directors of the Company, after receiving the recommendations referred to in Sections 3.1 and 3.2, shall make a final decision regarding these amounts.

3.4 Allocations to Remaining Partners and Staff

     (a) After the Board of Directors has approved the recommendations referred to in Sections 3.1 and 3.2, the Management Committee, with the advice of the Management Compensation Committee, shall recommend specific allocations to the remaining Partners and staff of the aggregate amounts of bonuses, equity and base compensation set forth in the recommendations, and shall submit such recommendations to the Executive Committee for its approval. After approval by the Executive Committee, the recommendations as to the specific allocations to the remaining Partners shall be submitted to the Board for its approval. If the Board approves such allocations, they will be submitted to the Partners for their approval as provided in Section 3.5.

3.5 Approval by Partners

     After the Board of Directors shall have approved the recommendations for individual partner allocations referred to in Sections 3.2 and 3.4, such recommendations shall be submitted to the Partners for a vote. If fewer than seventy (70%) of the Partners shall approve the recommendations, the matter shall be referred back to the Executive Committee (under Section 3.1 of this Agreement) and the entire process of this Article III shall be repeated until concluded.

3.6 Implementation

     The recommendations shall be implemented if approved by the Board of Directors of the Company.

ARTICLE IV

PARTNERS’ COMPENSATION PROGRAM

4.1. Adoption of Program

     The Partners’ hereby adopt the compensation program (the “Program”), substantially in the form attached as Exhibit A hereto, and shall hold all shares of common stock of the Company subject to the terms of the Program. No individual can become a Partner unless they agree to be bound by the terms of this Agreement, including the Program, as if they were an original party hereto.

4.2. Amendment

     Except as may be provided in the Program, the Program may be amended from time to time by recommendation of the Executive Committee and the Management Compensation Committee to the Board of Directors and by action of the Board of Directors, subject to approval of a majority of all of the Partners. All of the Partners agree to be bound by the terms of any amendments to the Program approved according to the foregoing procedures.

ARTICLE V

MISCELLANEOUS

5.2 Entire Agreement

     This Agreement and Exhibits hereto constitute the entire agreement between the Company and the Partners with respect to the subject matter hereof and supersedes any and all other prior or contemporary oral or written representations or agreements.

5.1. Termination

     This Agreement shall terminate upon the dissolution of the Company or at such earlier time as only one Partner owns Common Stock.

5.2. Amendment

     This Agreement may be amended in any manner by a written instrument duly executed by the Company and two-thirds (2/3) of the Partners.

5.3. Successors and Assigns

     All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

5.4. Severability

     If any portion or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions hereof shall nevertheless be deemed valid, enforceable and carried into effect, unless the effect thereof would clearly violate the manifest present intention of the parties hereto.

5.5. Governing Law.

     This Agreement shall be subject to and governed by the laws of the State of Illinois irrespective of the fact that any of the parties hereto may be or become a resident of a different state.

     IN WITNESS WHEREOF, the parties have caused this Partners’ Operating Agreement to be executed as of the date first written above.

DIAMONDCLUSTER INTERNATIONAL, INC.

By: /s/ Melvyn E. Bergstein
Title: Chairman & C.E.O.

PARTNERS: [Signatures on File]

EXHIBIT A

DiamondCluster International, Inc

Partner Compensation Program

(as amended through November 13, 2003)

1.	Purpose. The purpose of the Company’s Partner Compensation Program (the “Program”) is to retain and motivate the Company’s Partners (as defined below), provide incentives directly linked to the achievement of the Company’s financial and strategic goals, maintain equity ownership in the Company by the Partners, and ensure the orderly and disciplined sale of the Company’s shares by the Partners. Any changes to this Program shall be reviewed and approved by the Board of Directors as provided in Section 9 hereof.

2.	Eligibility. Participation in the Program is limited to all individuals who at the time of such participation have been admitted as Partners (the “Partners”) pursuant to the procedures set forth in the Amended and Restated Partners’ Operating Agreement, dated the date hereof (the “Partners’ Operating Agreement”). The term “Partners” shall mean all Partners affiliated with North America/UK operations.

3. Annual Compensation.

3.1	Base Salary. Each Partner will receive a base salary that is commensurate with his or her experience and contribution to the Company. In general, the base salary levels established for the Partners will fall within the levels set forth on Exhibit A hereto, as amended from time to time.

3.2	Bonus. The Executive Committee (the “Executive Committee”), with advice from the Management Committee and , subject to approval by the Board of Directors or its compensation committee, will determine the amount of any annual cash bonus available to be distributed to the Partners. Such bonus will be based on a combination of the Company’s and the individual Partner’s performance (“Bonus”).

3.3	Target Bonus. Set forth on Appendix A are the target bonuses as a percentage of base salary and the relative percentages of Company and individual performance upon which such bonuses will be based established for each of the Partner levels. The Executive Committee, with the advice of the Management Committee and subject to approval by the Board of Directors or its compensation committee, may change the Target Bonus set forth on Appendix A; provided, that the Partners shall be notified of the change prior to the beginning of the fiscal year in which such change will take effect; and provided, further, that any change that is more than ten percentage points (10%) higher or lower than the previous Target Bonus shall be approved by a majority of the Partners.

3.4	Bonus Pool. Subject to adjustment by the Executive Committee as described below, the amounts allocated towards payment of the Partners’ Bonuses (the “Bonus Pool”) will generally be funded on a quarterly basis in accordance with the achievement of the following pre-tax and pre-bonus returns on revenue:

Pre-tax and Pre-bonus
Return on Revenue	Bonus Pool Funding
up to 10%	None
>10% — 30%	1/2 of pre-tax pre-Partner Bonus earnings
>30%	2/3 of pre-tax pre-Partner Bonus earnings

The Executive Committee, with advice from the Management Committee and, subject to approval by the Board of Directors or its compensation committee, may adjust the funding of the formula described above based on the Company’s financial performance in any given quarter.

3.5	Bonus Payments. Any Bonuses paid to the Partners will be based on the actual funds available in the Bonus Pool, regardless of whether such amount is less than the Target Bonus. A Partner who commences employment with the Company or becomes a Partner after the start of the Company’s fiscal year will receive a prorated Bonus, if any is paid, based on the number of days such Partner is actually employed by Diamond during such fiscal year. An individual must be an employee and Partner of the Company on the last day of the fiscal year to which a Bonus relates in order to qualify for and receive such Bonus.

3.6	Shares. Each Partner is eligible to receive an annual grant of Shares, based on individual performance. The actual amount of base salary, Bonus and Shares to be granted to each Partner annually will be determined in accordance with the procedures set forth in Article III of the Partners’ Operating Agreement.

     For purposes of this Program, the term “Shares” means Restricted Stock, Units and Options. Such Shares shall be issued under the Company’s then current employee stock plan.

4. Equity

4.1	Restricted Stock. The Company may issue to Partners, in accordance with Section 5 below, restricted shares of Common Stock, $.001 par value (the “Common Stock”), at or after the time an individual becomes a Partner (“Restricted Stock”).

4.2	Restricted Stock Units. The Company may issue to Partners appreciation rights that derive their value from the underlying Restricted Stock (“Units”), but that do not possess any other attributes of such Stock such as voting rights.

4.3	Stock Options. The Company may grant options (“Options”) to Partners giving them the right to purchase common stock of the Company in accordance with the terms set forth below and in any stock option agreement delivered to them in connection with such grant.

5. Equity Issuance and Ownership.

5.1	Partner Promotion Shares . Upon promotion to Partner, such Partner will be granted an Option for thirty thousand shares or such other equity as the Executive Committee shall determine is appropriate from time to time.

5.2	Issue Date. The issue date will be the effective date of an individual’s promotion as a Partner. As set forth below in Section 5.3.1, the vesting date (“Vesting Date”) will be based on the issue date.

5.3	Vesting.

     5.3.1 Unless otherwise specified in the notice of grant for an award, for vesting purposes, Shares will have a Vesting Date as follows:

Issue Date	Vesting Date
April 1 — September 30	April 1
October 1 — March 31	October 1

     5.3.2 Except as otherwise determined by the Executive Committee, each grant of Shares will vest over five years, in accordance with the table set forth below, and will expire six months from the date on which 100% of the Shares have vested.

Period from Vesting Date	Shares Vested
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years	100%

     5.3.3 Shares acquired upon the exercise of Options will be fully vested. Any unvested Shares will fully vest immediately upon a Partner’s Retirement, death or disability (as defined in the Company’s then current employee stock plan or stock option agreement). “Retirement” shall mean voluntarily ceasing to work at or after (i) age 62, or (ii) age 50, provided that such Partner shall have been a Partner for at least five years.

     5.3.4 Except as otherwise provided in the last sentence of this Section 5.3.4, in the event of a Change of Control, the Executive Committee may, subject to approval by the Board of Directors or its compensation committee, accelerate the vesting of the Shares. A “Change of Control” shall have the meaning set forth on Appendix B. In the event a Partner is terminated within eighteen (18) months following a Change of Control, other than a termination for Cause

(as defined in Section 7) or one that is voluntary and unprovoked, such Partner’s unvested Shares shall be immediately and automatically vested.

5.4	Minimum Ownership Requirements. As a general guideline, each Partner should own throughout the period in which he or she is a Partner a minimum number of shares of common stock of the Company having an aggregate market value at least equal to 10% of his or her then current base salary times the number of years such individual has been a Partner.

6.	Partners’ Equity Sales Program.

6.1	Objective. The objective of the Partners’ Equity Sales Program (the “Sales Program”) is to provide an orderly and disciplined market for the sale of Partners’ Shares. The Sales Program allows Partners to sell their Shares quarterly in conjunction with the Company’s policy of permitting trades only during specified periods occurring after the public release of quarterly earnings.

6.2	Affiliates and Non-Affiliates. In order to facilitate compliance with Rule 144 of the Securities Act of 1933, as amended (the “Act”) for purposes of the Sales Program the Partners are classified as either affiliates or non-affiliates within the meaning of Rule 144 of the Act. The Board of Directors will designate from time to time those Partners who will be classified as affiliates for these purposes. All other Partners and former Partners shall be deemed non-affiliates for purposes of Rule 144 of the Act and the Sales Program.

6.3	Sales Limitations for Affiliates. All shares of Common stock, including Pre-Partner Shares (as defined in Section 6.10), owned by Partners who are classified as affiliates are subject to the Sales Program. The aggregate amount of such shares that can be sold as part of the Sales Program shall not exceed (i) any internal limits set by the Company, or (ii) the time and volume limitations imposed by Rule 144(e)(1) of the Act.

6.4	Sales Limitations for Non-Affiliates. For non-affiliate partners, only shares of Common Stock, not including any Pre-Partner Shares or open market purchase shares (which include Employee Stock Purchase Plan shares), are subject to the Sales Program. Any such shares sold through the Sales Program must either be registered with the Securities and Exchange Commission or held for at least two years in order to qualify for sales pursuant to Rule 144(k) of the Act. The aggregate amount of Shares that can be sold as part of the Sales Program shall not exceed any internal limits set by the Company.

6.5	Sales Procedure. Prior to the commencement of the Company’s quarterly trading window, any Partner interested in selling Shares through the Sales Program shall indicate his or her interest in writing, via e-mail, to the Chief Financial Officer, or such other employee of the Company as may be designated from time to time, stating the amount of Shares and the minimum sales price for which that Partner would be interested in selling such Shares. After public announcement of the Company’s earnings press release, such Partner will be required to confirm, reduce, increase or decline his or her participation in the Sales Program and indicate the number of Shares, if any, such Partner is interested in selling. In the event the aggregate participation level indicated by the Partners is in excess of the internal limits established by the Company for either the affiliates and non-affiliates as a single group or as two separate groups (in each case, a “Group”), such Partners will participate pro rata based on the percentage derived by dividing the number of Shares such Partner desires to sell by the aggregate number of Shares all participating Partners in a Group desire to sell. In the event the aggregate participation level indicated by Partners who are affiliates is in excess of the time and volume limitations set forth in Rule 144 (e)(1) of the Act, such Partners will participate pro rata among the affiliate group.

6.6	Manner of Sale. All Shares sold through the Sales Program will be sold over a period of up to six-weeks in “brokers’ transactions” in compliance with Rule 144(f) of the Act through a broker or brokers designated by the Company. The sales price attributed to each Share sold will be the average price received for all Shares sold during such six-week period.

6.7	Transfer Restrictions; Gifts. No Partner shall transfer, assign, pledge or hypothecate any of his or her Shares in any way, except that a Partner may transfer any vested Shares (other than Options) by way of gift, will or trust to a spouse, lineal descendant or ancestor (an “Estate Transfer”); provided, that any Estate Transfer shall, unless otherwise determined by the Executive Committee, be made in accordance with and subject to the limitations of the Sales Program with the Estate Transferee agreeing to be bound by the terms of the Sales Program.

6.8	Death or Disability of a Partner. Upon the death or permanent disability of a Partner, such Partner’s Shares will cease to be subject to the terms of the Sales Program.

6.9	Termination. Upon termination of a Partner’s employment for any reason, vested Shares will continue to be subject to the terms of the Sales Program, except that any unvested Options and Units will expire immediately. A Partner that was required to purchase Restricted Shares upon his or her promotion to partner will be reimbursed for all such unvested Restricted Stock at the lower of (i) the purchase price paid for such Restricted Stock pursuant to Section 5.1, together with interest, or (ii) the average of the closing price of one share of Common Stock on the NASDAQ National Market System for the ten trading days immediately preceding such Partner’s last day of employment.

6.10	Pre-Partner and Open Market Purchase Shares. Any shares owned by a Partner and acquired prior to such individual becoming a Partner or through the exercise of Options received prior to such individual becoming a Partner (“Pre-Partner Shares”) and any shares purchased by a Partner in an open market transaction (including for these purposes shares purchased under the Company’s Employee Stock Purchase Plan), are not, unless otherwise specified, subject to the terms of the Sales Program.

6.11	Exemption for De Minimus Amounts held by Former Partners. Any Partner who has ceased to be a Partner of the Company or an Affiliate for at least three years (“Former Partner”), will no longer be subject to the Sales Program if he or she satisfies the following de minimus holding thresholds:

Number of years not a Partner	Number of Shares Held
3 years	<50,000
4 years	<75,000
5 years	<100,000

     In addition, any Former Partner holding less than 10,000 shares shall no longer be subject to the Sales Program.

6.12	Rule 10b5-1 Plans. Any Partner may enter into a sales plan with his or her broker that complies with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, provided that such plan is approved by the Executive Committee and establishes sales volumes in any given quarterly period that are in accordance with and subject to the limitations required by the Sales Program.

7.	Involuntary Termination. Upon involuntary termination of a Partner’s employment (as hereinafter defined), in addition to the terms set forth in Section 6.9 above, such Partner’s vesting schedule for any unvested Shares that were issued upon election as a Partner will be accelerated by one year as of the date of notice of termination. For purposes of the Program, “involuntary termination” means termination for reasons other than resignation or Cause. A Partner will be deemed to have been terminated for Cause if terminated for: (i) gross insubordination or a policy violation that is not cured within 15 days after such Partner’s having received notice from the Chief Executive Officer, (ii) criminal acts relating to the Company or its client affairs, or (iii) intentional acts which are materially injurious to the Company, including disclosing confidential information to an unauthorized third party.

8.	Administration. The Program shall be administered and interpreted by the Management Committee. The Management Committee shall be responsible for the management, operation and administration of the Program. The Management Committee may designate persons who are Company employees to oversee the day to day administration of the Program.

9.	Amendment. The Program may be amended from time to time by recommendation of the Executive Committee to the Board of Directors and by action of the Board of Directors, subject to approval of a majority of the Partners. All of the Partners shall be bound by the terms of any amendments to the Program approved according to the foregoing procedures.

10.	Governing Law. The Program and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

11.	No Employment Rights. Nothing contained herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of any Partner, obligate any Partner to continue in the service of the Company, or serve as a limitation of the right of the Company to discharge any of its Partners pursuant to the procedures set forth in the Partners’ Operating Agreement. Nothing herein shall be construed as fixing or regulating the compensation payable to the Partners.

ADDENDUM No 1.

     This Addendum No. 1 dated January 29, 2004, is entered into by and between DiamondCluster International, Inc. (the “Company”) and the partners affiliated with the Company’s strategic business unit (“SBU”) relating to the Company’s European and Latin American operations (“EULA Operations”) whose names appear on the signature pages hereto (the “EULA Partners”).

     The terms and conditions of the North America and United Kingdom Partners’ Operating Agreement dated November 13, 2003, including Sections 4, 5, 6 and 7 of Exhibit A thereto (the “NA/UK POA”), are hereby incorporated herein in their entirety and made a part hereof, except as modified by the following:

1.	The term “Management Committee” each time it appears in the NA/UK POA shall be deemed to refer to and be substituted with the term “EULA Management Committee.”

2.	The term “NA/UK Operations” shall be deemed to refer to and be substituted with the term “EULA Operations.”

3.	The term “Partners” each time it appears in the NA/UK POA shall be deemed to refer to and be substituted with the term “EULA Partners.”

4.	For purposes of this Addendum as it relates to EULA Operations, no Management Compensation Committee or Nominating Committee will be elected by the EULA Partners and the duties of such Committees shall be carried out by the EULA Management Committee, and all references to actions taken by the Management Compensation Committee and the Nominating Committee will be deemed to be actions taken by the EULA Management Committee.

5.	Only Section 4 (Equity), 5 (Equity Issuances) Section 6 (Partner Equity Sales Program) and Section 7 (Involuntary Termination) of Exhibit A to the NA/UK POA shall be applicable to and binding upon the EULA Partners, and all other Sections of Exhibit A shall apply only to the NA/UK Partners.

6.	The parties acknowledge that neither the NA/UK POA nor this Addendum addresses or shall govern any existing or future employment agreement of any EULA Partner. All terms and conditions of any employment agreement concluded between any EULA Partner and any Affiliate shall remain in full force and effect. Any severance agreements that may become applicable to any EULA Partner upon his termination shall not be effected by the NA/UK POA or this Addendum.

Except as modified by the foregoing, all terms and conditions of the NA/UK POA and Sections 4, 5, 6 and 7 of Exhibit A thereto shall be fully enforceable against and applicable to the EULA Operations and the EULA Partners, and any discrepancies as to the administration of this Addendum shall be resolved by the Executive Committee, subject where appropriate to the Board of Directors’ review and/or approval.

     IN WITNESS WHEREOF, the parties have caused this EULA Partners’ Operating Agreement to be executed as of the date first written above.

DIAMONDCLUSTER INTERNATIONAL, INC.

By: /s/ Melvyn E. Bergstein
Title: Chairman & C.E.O.

PARTNERS: [Signatures on File]

PARTNERS:

Aguirre, Raul	Kuhn, Ulrich

Arias Miguel, José Francisco	McClayton, R. William

Baigorri Insa, Francisco Javier	Moitry, Jerome

Bensoussan, Laurent	Oliveros, Fernando

Font Manté, Victor	Pamias Romero, Alberto

Goette, Thomas	Puelinckx, Kristoff

Gutstein, J. Adam	Terfloth, Christian

Jaspert, Till	Tesch, Markus

Jaugey, Etienne	Theilmann, Olaf